CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 67 to Registration Statement No. 33-73404 on Form N-1A of our report dated May 22, 2009, relating to the financial statements and financial highlights of Northern Funds including Multi-Manger Emerging Markets Equity Fund, Multi-Manager Global Real Estate Fund, Multi-Manager International Equity Fund, Multi-Manager Large Cap Fund, Multi-Manager Mid Cap Fund, and Multi-Manager Small Cap Fund appearing in the Annual Report on Form N-CSR of Northern Funds for the fiscal period ended March 31, 2009, and to the references to us under the headings “Financial Information” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are parts of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

July 24, 2009